Exhibit 99.1

[Logo of Michael Foods Inc.]	NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS; EBITDA RISES 30% FOR CONTINUING OPERATIONS

MINNETONKA, May 6 — Michael Foods, Inc. today reported financial results for the quarterly period ended March 31, 2004.

Reported net earnings for the three months ended March 31, 2004 were $8.2 million, compared to $5.9 million in the 2003 period, an increase of 38%. Reported net sales for the three months ended March 31, 2004 were $340.6 million, compared to $298.2 million in the 2003 period, an increase of 14%.

Michael Foods sold its Dairy Products Division effective September 30, 2003. Comparing 2004 first quarter results to pro forma results for the 2003 period, net earnings increased $3.5 million, or 74%, and net sales increased $83.0 million, or 32%, for the continuing businesses. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the three months ended March 31, 2004 were $43.5 million, compared to pro forma EBITDA of $33.4 million in the 2003 period, an increase of 30%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “Egg Products Division results were strong, reflecting the impact of notable sales growth. Record high egg prices raised sales for the Division, but we also experienced robust volume growth in the first quarter. Egg Products unit sales rose by 12% from first quarter 2003 levels, driven by our value-added lines. This strong unit sales growth, coupled with improved operating efficiencies, helped offset the effects of rapidly escalating feed costs during the quarter.”

Ostrander added, “Our other two divisions showed mixed results. EBITDA declined slightly for the Refrigerated Distribution Division, while sales rose. Unit sales for the key cheese line increased by 6% year-over-year and the dollar sales gain also reflected a sharp run-up in market-driven cheese and butter prices. However, normal delays in reflecting higher product sourcing costs in wholesale grocery prices caused a reduction in margins. Potato Products results showed sales and EBITDA growth, as mashed items remained strong sellers in both the foodservice and retail markets, and improved potato quality boosted processing yields.”

Ostrander concluded, “Our strong operating performance has resulted in strong cash flows. We have exceeded our expectations for free cash flow generation since our November 2003 LBO transaction.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Quarter ended March 31, 2004:
External net sales	$249,763	$71,323	$19,526	N/A	$340,612
EBITDA* (b)	37,390	4,604	3,133	(1,628)	43,499

Quarter ended March 31, 2003 (a):
External net sales	$178,568	$61,347	$17,696	N/A	$257,611
EBITDA* (b)	26,708	5,180	2,795	(1,287)	33,396

*	as defined in our senior credit facility.
(a)	The quarter ended March 31, 2003 is presented on a pro forma basis. The pro forma amounts include external net sales and EBITDA of the Company’s predecessor for the three months ended March 31, 2003 exclusive of operations from the Dairy Products Division that was sold effective September 30, 2003.
(b)	Egg Products results include approximately $2,000 related to amounts received under patent infringement settlements in the 2004 period and approximately $1,000 related to a partial litigation settlement received in the 2003 period.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the three months ended March 31, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$12,164	$2,034	$640	$(6,657)	$8,181
Interest expense, excluding amortization of debt issuance costs	108	—	—	9,777	9,885
Amortization of debt issuance costs	—	—	—	510	510
Income tax expense	7,888	1,280	400	(4,449)	5,119
Depreciation and amortization	14,035	1,143	1,823	2	17,003
Equity sponsor management fee	—	—	—	375	375
Industrial revenue bonds related expenses	263	—	—	—	263
Other non-recurring charges related to acquisition accounting	1,279	—	130	—	1,409
Transaction expenses	—	—	—	340	340
Other	1,653	147	140	(1,526)	414

EBITDA	$37,390	$4,604	$3,133	$(1,628)	$43,499

The following table reconciles our net earnings to EBITDA for the three months ended March 31, 2003 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$8,349	$2,683	$944	$(6,077)	$5,899
Interest expense, excluding amortization of debt issuance costs	103	—	—	10,869	10,972
Amortization of debt issuance costs	—	—	—	947	947
Income tax expense	5,240	1,680	590	(3,800)	3,710
Depreciation and amortization	11,203	708	1,170	7	13,088
Equity sponsor management fee	—	—	—	317	317
Industrial revenue bonds related expenses	236	—	—	—	236
Dairy Products Division net earnings	—	—	—	(985)	(985)
Income tax expense related to Dairy Division	—	—	—	(620)	(620)
Corporate costs allocated to Dairy Division	—	—	—	(203)	(203)
Other	1,577	109	91	(1,742)	35

EBITDA	$26,708	$5,180	$2,795	$(1,287)	$33,396

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three Months Ended March 31,

(000’s, unaudited)

	Company 2004	Predecessor 2003
Net sales	$340,612	$298,213
Cost of sales	285,346	247,298

Gross profit	55,266	50,915
Selling, general & administrative expenses	31,186	29,435

Operating profit	24,080	21,480
Interest expense, net	10,780	11,871

Earnings before income taxes	13,300	9,609
Income tax expense	5,119	3,710

NET EARNINGS	$8,181	$5,899

Selected Balance Sheet Information:	March 31, 2004	December 31, 2003
Cash and equivalents	$67,343	$45,594

Accrued interest	7,458	4,527

Total debt, including current maturities	788,725	790,271

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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